Exhibit 10.26

STAIRMASTER TECHNOLOGY TRANSFER

AND LICENSE AGREEMENT

THIS STAIRMASTER TECHNOLOGY TRANSFER AND LICENSE AGREEMENT (hereinafter “Stairmaster Technology Agreement” or “Agreement”) relates to technology connected with the Nautilus Stairmaster business and is effective as of the date of signing by the last of the parties to sign below and is by and between Xiamen World Gear Sports Goods Co., Ltd. a corporation organized under the laws of the People’s Republic of China (“Buyer”), having a place of business at 27-29 North 2nd Road, Xinglin, Jimei District, Xiamen City, Fujian Province, People’s Republic of China and Nautilus, Inc. (“Nautilus”), a Washington corporation, having a place of business at 16400 SE Nautilus Drive, Vancouver, WA. 98683. Buyer and Nautilus are referred to collectively herein as the “Parties”. This Stairmaster Technology Agreement is an exhibit to a Stairmaster Asset Purchase Agreement relating to the Nautilus Stairmaster business entered into on the same date between Buyer and Nautilus. The parties agree as follows:

1. Definitions and Schedule

A. Unless expressly otherwise defined herein, the terms used in this Stairmaster Technology Agreement that are defined in the Stairmaster Asset Purchase Agreement shall have the same meaning as defined in the Stairmaster Asset Purchase Agreement.

B. “And/or” shall mean “and”, “or” and both “and” and “or”.

C. “Affiliate” shall have the meaning set forth in rule 12b-2 of the regulations promulgated under the Securities Exchange Act in force as of the effective date of this Stairmaster Technology Agreement.

D. “Stairmaster Asset Purchase Agreement” shall mean an agreement entered into between the Parties to which this Stairmaster Technology Agreement is an exhibit.

E. “Commercial Channel” shall mean bona fide sales to commercial, corporate, and government entities that are not Affiliates of Buyer and that provide access to the Stairmaster Products to multiple users, including fitness centers, gyms, health clubs, studios, hotels, resorts, schools, military, and corporate employee centers. The Commercial Channel does not include and excludes all other sales or distributions of Stairmaster Products, including but not limited to sales and other distributions: (a) to end users (non-commercial users, typically home use) and resellers, such as retailers and online resellers; and/or (b) to any entity where there is reason to know that such entity is selling or distributing to end users and/or resellers (except as used equipment following normal use in the entity’s facility).

F. “IBD and SF Retail Channel” shall mean bona fide sales of Stairmaster Products to Independent Bicycle Dealers (IBDs) and Specialty Fitness (SF) Retailers that are not Affiliates of Buyer. Specialty Fitness Retailers shall mean retailers selling fitness equipment and fitness accessories and the sales of fitness equipment and accessories constitutes at least 90% of the retailer’s total sales. By way of example only, and not of limitation, Specialty Fitness Retailers do not include Dick’s Sporting Goods, Cabelas, Sports Authority, or other retailers having greater than 10% sales of non-fitness equipment. The IBD and SF Retail Channel is a subset of the Stairmaster Permitted Retail Channel.

G. “Channel” shall mean the Commercial Channel and the Stairmaster Permitted Retail Channel.

H. “Gross Sales” shall mean the total invoice price of Stairmaster Products, and all related charges of any type whether separately invoiced (including, but not limited to, installation charges, shipping charges, taxes, and delivery charges) and whether the Stairmaster Products are sold, leased or otherwise distributed.

I. “Net Sales” means “Gross Sales” less allowances for: (a) returns of Stairmaster Products actually received; (b) refunds by Buyer to customers and cancellation of orders from Buyer by customers for Stairmaster Products; (c) local, State and federal sales, VAT, and use and excise taxes required to be charged by Buyer for sales of Stairmaster Products, if separately stated on an invoice; and (d) freight charges and delivery fees, if separately stated on an invoice, and provided that any such separately stated freight charges and delivery fees do not exceed one hundred and ten (110) percent of the actual costs incurred by Buyer for freight and delivery.

J. “Sales” means sales, leases and any other types of distribution of goods and services.

K. “Other Retail Channel” shall mean those portions of the Permitted Retail Channel that excludes the IBD and SF Retail Channel.

L. “ Permitted Retail Channel” shall mean bona fide sales to third parties (who are not Affiliates of a Party) who resell the purchased products as new, in-box to retail customers including in-store sales and online sales. The Permitted Retail Channel consists of the (1) IBD and SF Retail Channel and (2) Other Retail Channel.

M. “Direct Channel” shall mean bona fide sales by a Party directly to customers (end users) who are not in the Commercial Channel or Permitted Retail Channel, such as to individuals who will use or gift the products, and will not make the products available to additional users in a commercial, business, or government setting.

N. “Restricted Parties” shall mean the following listed parties: ICON Health & Fitness, Inc., Amer Sports (includes Precor whether or not affiliated with Amer), Johnson Fitness Co. (includes Matrix, Vision, and Horizon whether or not affiliated with Johnson), Brunswick Corporate (including Lifefitness whether or not affiliated with Brunswick), Cybex International, Inc., Technogym SpA, and TRUE Fitness Technology, and affiliates thereof.

O. “Stairmaster Copyrighted Works” shall mean tangible works of authorship previously used by Nautilus, and/or previously created for use by Nautilus, in connection with selling products under one or more of the Stairmaster Trademarks, and for which Nautilus owns or has exclusive rights to relevant copyrights, regardless of whether the copyright for any such Copyrighted Works are registered with any copyright office.

P. “Stairmaster Products” shall mean products sold under one or more of the Stairmaster Trademarks.

Q. “Stairmaster Know How” shall mean technical information that may not be confidential, but that is required to efficiently manufacture Stairmaster Products. Stairmaster Know How includes tooling for Stairmaster Products and components thereof obtained by Buyer from Nautilus.

R. “Stairmaster Confidential Information” shall mean Confidential Information relating to manufacturing and marketing of Stairmaster Products.

S. “ Stairmaster Domain Names” shall mean the following domain names:

stairmaster.com

stairmasterfitness.com

stairmastercanada.com

stairmaster.us

stairmaster.tv

stairmaster.org

stairmaster.mobi

stairmaster.info

stairmaster.biz

stair-master.com

T. “Stairmaster Patents” shall mean:

US 5,374,227 – Linkage system to move the foot pedal to match a user’s motion

US 5,749,807 – Using rheological resistance system for Stepper

US D373,805 – Design patent for a stepper platform

US D376,828 – Design patent for a shrouding

U. “Stairmaster Marks” and Stairmaster Trademarks” shall mean the following trademarks (registrations for which are listed in Schedule A to this Stairmaster Technology Agreement):

STAIRMASTER word mark

STAIRMASTER stylized

STAIRMASTER HEALTH AND FITNESS PRODUCTS word

STEPMILL word

“S” design

CLUBSTRIDE word

CROSSROBICS word

FREECLIMBER word

V. “Stairmaster Trade Secrets” means information, including a formula, pattern, compilation, program, device, method, technique, or process that is necessary for the manufacture of Stairmaster Products and that:

(a) Derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

(b) Is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

W. “Stairmaster Intellectual Property” or “Stairmaster IP” means Stairmaster Confidential Information, Stairmaster Copyrighted Works, Stairmaster Domain Names, Stairmaster Know How, Stairmaster Marks, Stairmaster Patents and Stairmaster Trade Secrets.

X. This Stairmaster Technology Agreement incorporates the attached schedules A, B, C and D, listed below:

Schedule A:     Registrations of Stairmaster Marks

Schedule B:     Patent Assignment (for recordation purpose)

Schedule C:     Trademark Assignment (for recordation purposes)

Schedule D:     Electronic Payment Instructions

2. Transfer of Rights

A. Patent Assignment.

Subject to the terms of this Stairmaster Technology Agreement, Nautilus hereby assigns and transfers to Buyer all of Nautilus’ rights and interests in the Stairmaster Patents. To confirm this assignment of patent rights, simultaneously with the execution of this Stairmaster Technology Agreement, Nautilus agrees to execute the Patent Assignment of Schedule B to this Stairmaster Technology Agreement.

B. Trademark Assignment.

(i) Subject to the terms of this Stairmaster Technology Agreement, Nautilus hereby assigns to Buyer all of Nautilus right title and interest in and to: (i) the Stairmaster Trademarks; (ii) the registrations of Schedule A; and (iii) the goodwill of the Nautilus Stairmaster business associated with the Stairmaster Trademarks. Nautilus agrees to execute the trademark assignment of Schedule C to this Stairmaster Technology Agreement to confirm this assignment.

(ii) Notwithstanding Section 2.B.(i), Buyer agrees it shall not sublicense any of the Stairmaster Marks to any Restricted Parties or allow any one or more of the Restricted Customers to use any one or more of the Stairmaster Marks.

C. Trademark Licenses to Nautilus

(i) Direct Channel: Buyer hereby grants to Nautilus an exclusive, irrevocable, worldwide, royalty-free, license to the Stairmaster Marks, and variations thereof, solely for use in connection with products sold or otherwise distributed by or for Nautilus in the Direct Channel. Nautilus grants back to Buyer, a non-exclusive, irrevocable, worldwide, royalty-free license to the Stairmaster Marks, and variations thereof, for non-targeted sales in the Direct Channel. Non-targeted shall mean that Buyer shall not publish advertising directed to the Direct Channel. Buyer agrees it shall limit it gross sales in the Direct Channel to less than ten (10) percent of its total gross sales for all Stairmaster Products.

(ii) Nautilus agrees that all Stairmaster Products it sells in the Direct Channel shall be products Nautilus obtains from Buyer or an affiliate of Buyer: the parties expressly agree that Land America Life & Fitness Co., Ltd. is such an affiliate.

(ii) Other Retail Channel: For 18 months from the effective date of this Stairmaster Technology Agreement, Nautilus shall have the exclusive license to, and Buyer shall have no right to, use the Stairmaster Marks in the Other Retail Channel.

(iii) These licenses are non-assignable and non-transferable except that Nautilus may transfer/assign this license to a successor-in-interest of Nautilus. For purpose of clarification, Nautilus has no license to use any of the Stairmaster Marks in the Commercial Channel. Any and all usage of the Stairmaster marks by Nautilus will be for products meeting Buyer’s quality standards. The Parties agree that products having a quality that is at least equal to the quality of products currently being sold by Nautilus under the Stairmaster Marks meet Buyer’s quality standards. Any use by Nautilus of the Stairmaster Trademarks under the license to Nautilus of this Section 2.B of the Stairmaster Technology Agreement shall be in accordance with Buyer’s Trademark usage guidelines that are applicable to Buyer’s own Stairmaster Products. The Parties agree that any usage by Nautilus of the Stairmaster Trademarks in the manner currently being used by Nautilus meet Buyer’s Trademark Usage Guidelines.

D. Copyright Transfer.

Subject to the terms of this Stairmaster Technology Agreement, Nautilus hereby assigns to Buyer all of Nautilus’ rights in Copyrighted Works that are currently being used by Nautilus solely in connection with manufacturing and/or selling of Stairmaster Products. To the extent Nautilus has any rights in Copyrighted Works being used by Nautilus in connection with making and selling both Stairmaster Products and non-Stairmaster Trademarked Products (“Other Copyrighted Works”), and thus that are not being used by Nautilus solely in connection with manufacturing and/or selling Stairmaster Products, and that are necessary to manufacture and sell Stairmaster Products, Nautilus grants to Buyer a non-exclusive, non-transferable, non-assignable, non-sublicensable, worldwide, license to reproduce, distribute, perform and make derivative works of any such Other Copyrighted Works solely in connection with Stairmaster Products in the Commercial Channel and/or the Permitted Retail Channel.

E. Domain Name Transfer.

Subject to the terms of this Stairmaster Technology Agreement, Nautilus hereby assigns the Stairmaster Domain Names to Buyer. Buyer agrees to only use the domain names in connection with websites selling Stairmaster Products in the Commercial Channel and/or the Permitted Retail Channel.

F. Trade Secrets, Know How and Confidential Information.

Subject to the terms of this Stairmaster Technology Agreement, Nautilus hereby grants to Buyer a non-exclusive, non-transferable, non-assignable, non-sublicensable, and worldwide license to Stairmaster Know How, Stairmaster Trade Secrets and Stairmaster Confidential Information solely for use in connection with sales and marketing of Stairmaster Products in the Commercial Channel and/or the Permitted Retail Channel.

G. Covenant Not to Sue

Buyer hereby covenants not to sue Nautilus for any violations of any of the Stairmaster Intellectual Property for any Nautilus acts outside of the Commercial Channel.

3. Registration, Filings and Enforcement.

A. Registrations and Filings. Buyer shall maintain the Registrations of Schedule A that include the word Stairmaster for at least ten (10) years from the effective date of this Stairmaster Technology Agreement.

4. Payments

A. Royalty on Net Sales of Stairmaster Products in the Commercial Channel.

(i) For the Trademark rights granted by this License Agreement to Buyer for Stairmaster Products sold in the Commercial Channel, Buyer shall pay Nautilus a fixed Royalty of US$83,333.33 per quarter for each of the Calendar Years 2010, 2011 and 2012. Thereafter, there shall be no Royalty for Net Sales of Stairmaster Products in the Commercial Channel.

B. Royalty on Net Sales of Stairmaster Products in the IBD and SF Channel.

(i) For the Trademark rights granted by this License Agreement to Buyer for Stairmaster Products sold in the IBD and SF Channel, Buyer shall pay Nautilus a Royalty which is equal to three (3) percent of Net Sales of Stairmaster Products in the IBD and SF Retail Channel. The Royalty of this Section 4.B.(i) shall continue for so long as Buyer is selling Stairmaster Products in the IBD and SF Retail Channel and shall have no applicable Minimum Annual Payment or Royalty Cap.

C. Royalty on Net Sales of Stairmaster Products in the Other Retail Channel.

(i) For the Trademark License rights granted by this License Agreement to Buyer for Stairmaster Products sold in the Other Retail Channel, Buyer shall pay Nautilus a Royalty which is equal to five (5) percent of Net Sales of Stairmaster Products in the Other Retail Channel. The Royalty of this Section 4.C.(i) shall continue for so long as Buyer is selling Stairmaster Products in the Other Retail Channel and shall have no applicable Minimum Annual Payment or Royalty Cap.

(ii) Buyer shall have no rights in the Other Retail Channel for eighteen (18) months from the execution of this Agreement per section 2.C.(ii).

D. Because of the difficulty of allocating royalties and the different types of intellectual property being licensed by this License, the Parties agree that a Royalty based on Net Sales of products that bear and/or are marketed in connection with any one or more of the Licensed Marks is an appropriate and convenient manner of establishing the Royalty.

E. Payment Schedule. The Royalties of this Stairmaster Technology Agreement will accrue upon the earlier of the invoice date, or the shipping date for the goods by Buyer. The Royalty amounts set forth in sections 4.A.; 4.B. and 4.C. are payable quarterly from Buyer to Nautilus within thirty (30) days after each March 31st, June 30th, September 30 th, and December 31st, beginning January 1. 2010. The quarterly royalty payments shall accompany the required reports of Section 4.G.

F. Methods of Payments to Nautilus. All payments under this Agreement to Nautilus shall be made in U.S. Dollars and made by electronic payment as set out in Schedule D to this Agreement. Buyer shall not be permitted to pay money in escrow or to any entity other than Nautilus, unless pursuant to a final court order that is not subject to appeal.

G. Reports and Records. Buyer shall keep and preserve accurate records of all of its operations within the scope of this Agreement. With each payment by Buyer to Nautilus, and for the Calendar Quarter for which a payment is being paid, Buyer shall provide to Nautilus a report stating the Gross Sales, Net Sales, Net Sales in the Commercial Channel, Net Sales in the IBD and SF Channel, Net Sales for the Other Channel and returns by channel and product number (preferably SKU identifiers), Royalty calculations, and Royalty due. Nautilus and its agents (e.g., accountants) shall have the right to inspect and copy such records at reasonable times.

H. Costs of Inspection and Copying. The cost of any inspection and copying of records under Section 4/G/. shall be borne by Nautilus unless a discrepancy is discovered in Nautilus’ favor in an amount that is greater than five (5) percent of the Royalty due versus the Royalty paid, in which case such costs shall be borne by Buyer.

I. Record Retention. Buyer and Nautilus are not required to retain any records relating to this License Agreement for longer than five (5) years from the date of their creation.

J. Pricing. All pricing for products sold by Buyer shall be determined by and be under the sole control of Buyer.

K. Currency. All amounts set forth in this License are in U.S. dollars.

5. Written Notice. Any Written Notice that is required under this Stairmaster Technology Agreement shall be as provided as set forth in the Stairmaster Asset Purchase Agreement.

6. Entire Agreement. This Stairmaster Technology Agreement and Schedules A, B and C hereto, which are incorporated by reference herein, contain the entire agreement of the parties relating to the assignment, transfer and/or licensing of Nautilus Stairmaster business related intellectual property rights from Nautilus to Buyer, and supersedes all existing agreements and all other oral, written or other communications between the parties relating to its subject matter. This Stairmaster Technology Agreement cannot be modified except in a writing signed by all of the parties and that expressly recites that the writing is an amendment to or a modification of this Stairmaster Technology Agreement.

7. Compliance with Laws. Buyer shall at all times comply with all applicable laws, statutes, rules, regulations and ordinances, including without limitation those governing wages, hours, desegregation, employment discrimination, health and safety, and equal opportunity laws and regulations to the extent that they are applicable.

8. Confidential Information

Confidential Information shall be as defined in the Stairmaster Asset Purchase Agreement. Buyer agrees to maintain the confidentiality of the Confidential Information, otherwise neither party shall have any obligations of confidence with respect to any Stairmaster Intellectual Property.

9. Termination and Default.

A. Material Breach Due to Improper Sublicense: If Buyer breaches section 2.B.(ii) of this Agreement (improper sublicense) and fails to, or refuses to, cure such breach within 60 days of written notice by Nautilus, Nautilus may terminate this Agreement and require reassignment of the Stairmaster Trademarks to Nautilus.

B. Other Material Breach: It shall be a default of this Stairmaster Technology Agreement for Buyer or Nautilus to fail to perform any material term or condition of this Stairmaster Technology Agreement within a sixty (60) day cure time period following written notice setting forth such failure or alleged failure by Buyer to Nautilus and/or by Nautilus to Buyer. In the event of a default of this Agreement by Buyer that is not cured within the sixty (60) day cure period, the Parties shall follow the dispute resolution provisions of Section 13 below.

C. Events Upon Termination or Expiration.

(i) In the event of any termination or expiration of this Agreement for any reason: All payments from Buyer to Nautilus that have accrued under the Stairmaster Asset Purchase Agreement and/or under the Stairmaster Technology Agreement as of the date of termination or expiration shall immediately become due and payable.

(ii) In the event of any Termination of this Stairmaster Technology Agreement is based in whole or in part upon default by Buyer of Section 2.B.(ii), then any and all rights assigned, transferred and/or licensed to Buyer under this Stairmaster Technology Agreement shall automatically revert back to Nautilus and all use of the Stairmaster Marks by Buyer, as well as of any marks, names or domain names confusingly similar thereto, shall immediately cease except that Buyer may complete all unfinished goods (work-in-progress) and sell all inventory for up to six (6) months after termination. Buyer may not acquire any additional parts or materials to complete unfinished goods after termination of this Stairmaster Technology Agreement for this reason. Any and all use by Buyer of any Stairmaster Patents and of any other rights Buyer has received under this Stairmaster Technology Agreement from Nautilus shall immediately cease upon sale of such outstanding inventory.

D. Additional Relief. The Parties shall be entitled to such other relief as may be determined by a court of law as selected under Section 13.A. below.

10. Term. This Stairmaster Technology Agreement, unless terminated in accordance with its terms, shall continue in force.

11. Disclaimer.

Disclaimer. ALL RIGHTS ASSIGNED, TRANSFERRED AND/OR LICENSED BY NAUTILUS TO BUYER ARE PROVIDED “AS IS” AND WITHOUT ANY WARRANTY OF ANY KIND. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NAUTILUS HEREBY DISCLAIMS ALL WARRANTIES, EXPRESS AND/OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND/OR WARRANTIES AGAINST INFRINGEMENT. THE MAXIMUM LIABILITY OF NAUTILUS TO BUYER RELATING TO THIS STAIRMASTER TECHNOLOGY AGREEMENT SHALL BE NO GREATER THAN $100,000 .

12. Export Restrictions. Buyer agrees to comply with all applicable international and national laws that apply to products, including U.S. Export Administration Regulations, as well as End-User, End-Use and Destination restrictions issued by the United States and other governments. Nothing in the preceding sentence shall be construed to grant Buyer any rights to in any manner for any purpose not expressly recited by this Stairmaster Technology Agreement.

13. Controlling Law, Venue and Dispute Resolution.

A. Court and Law. This Stairmaster Technology Agreement shall be interpreted in accordance with and governed by the substantive and procedural laws of the State of Washington, without regard to choice-of-law principles. The parties hereby irrevocably consent to the exclusive jurisdiction of the courts of the State of Washington, Clark County, or of a U.S. District Court for the Western District of Washington, USA in connection with any dispute relating to this Stairmaster Technology Agreement and/or to any alleged breach of this Stairmaster Technology Agreement. Each party hereby irrevocably waives any objection that the party may now or hereafter have regarding this choice of forum.

B. Resolution Procedures. The parties agree to follow procedures set forth in sub-sections 13.C. – 13.E. for the resolution of any dispute, whether this Stairmaster Technology Agreement specifically recites the applicability of these dispute resolution procedures to the dispute.

C. Negotiated Resolution. Buyer and Nautilus wish to avoid disputes. In the event of any dispute, the parties shall first attempt to resolve the matter by an in-person meeting between executive level managers of Buyer and Nautilus to review a presentation by each of them concerning the dispute. The meeting will be held in Seattle, Washington unless otherwise agreed. Unless otherwise agreed by Buyer and Nautilus, only if the executive level managers are unable to resolve the dispute within the shorter of thirty (30) days of the first such meeting or forty-five (45) days from the first Written Notice by either Party requesting such meeting, shall any party be free to proceed under Section 13.D.

D. Mediation. Any dispute that has not been resolved under Section 13.C. shall be the subject of non- binding mediation before a single impartial mediator selected by mutual agreement of Buyer and Nautilus. This mediator shall be an attorney with at least 15 years experience in intellectual property licensing issues. Buyer and Nautilus agree to make a good faith effort to select a mediator within thirty (30) days from the date that the mediation is first requested by Written Notice by either Buyer or Nautilus. Unless otherwise agreed to by the parties, the mediation will be held in Seattle, Washington and shall be completed within sixty days of any such Written Notice of a request for mediation. A party shall not be entitled to request mediation until after the end of the negotiation and resolution procedure of Section 13.C. Each party shall bear its own costs, including attorney fees of any mediation and shall share equally the costs of the mediator. Unless otherwise agreed by the parties, only if mediation does not resolve the alleged claim or controversy, shall any party be free to proceed under sub-section 13.E.

E. Litigation. Any dispute that is not resolved pursuant to the procedures of Section 13.C. and 13.D. shall be subject to litigation by either party, subject to Section 13.A. The Parties agree that neither party shall be liable to the other party for any attorney fees in connection with any dispute, whether at trial, upon appeal, and/or otherwise; provided, however that, to the extent a dispute relates to the failure by Buyer to make any payments under this Stairmaster Technology Agreement when due, Buyer shall pay Nautilus’ reasonable attorney fees in connection therewith, including at trial, upon appeal and/or otherwise.

14. General.

A. Nonwaiver. No failure on the part of Buyer or Nautilus to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by Buyer or Nautilus of any right hereunder preclude any further exercise thereof of such right or of any other right.

B. Severability. Any provision of this Stairmaster Technology Agreement that is prohibited or rendered unenforceable by any law shall be ineffective only to the extent of the prohibition or unenforceability without invalidating the remaining provisions of this Stairmaster Technology Agreement.

C. Force Majeure. Neither party shall be liable for delays due to any cause beyond the control and without the fault or negligence of the Party incurring the delay, including, to the extent it satisfies the above description, any fire, unusual weather conditions, riot, act of God, act of the public enemy, death or incapacity of an individual who is to perform work, or other similar event. However, both Parties agree to seek to mitigate the potential impact of any such delay. The Party incurring the delay shall within thirty (30) business days from the beginning of the delay, notify the other Party in writing of the causes of the delay and its probable extent. The notification of delay shall not be the basis for a request for additional compensation. In the event of any such delay, any required completion date may be extended by a reasonable period not exceeding the time actually lost by reason of the delay.

D. No Other Representations. Buyer and Nautilus hereby acknowledge that they have not been induced to enter into this Stairmaster Technology Agreement by any representation or warranty not set forth in this Stairmaster Technology Agreement.

E. Headings. The headings and subheadings of this Stairmaster Technology Agreement are intended for convenience of reference only and shall not be used to interpret this Stairmaster Technology Agreement or affect the construction of this Stairmaster Technology Agreement.

F. Construction. Words importing the singular include the plural, words importing any gender include every gender and words importing persons include entities, corporate and otherwise; and (in each case) vice versa. Whenever the terms “including” or “include” are used in this Stairmaster Technology Agreement in connection with a single item or a list of items within a particular classification (whether or not the term is followed by the phrase “but not limited to” or words of similar effect) that reference shall be interpreted to be illustrative only, and shall not be interpreted as a limitation on, or an exclusive enumeration of the items within that classification.

G. Survival. The terms, provisions and representations contained in this Stairmaster Agreement shall survive any termination or expiration of this Stairmaster Technology Agreement to the extent that such survival is necessary to give effect to their full meaning and intent. Without limiting the foregoing, the parties expressly agree that the following Sections (including all sub-parts, unless a specific sub-part is specified) of this Stairmaster Technology Agreement shall survive termination and expiration of this Stairmaster Technology Agreement: 1; 2.B,(ii); 2.C., exclusive license back to Nautilus, unless ownership of the Stairmaster Trademarks returned to Nautilus; 2.G; 3.A unless ownership of the Stairmaster Trademarks is returned to Nautilus; 5; 6; 7; 8; 9; 10; 11; 12; and 13.

H. No Third Party Beneficiaries. This Stairmaster Technology Agreement is intended solely for the benefit of the parties hereto. Except as expressly set forth in the Stairmaster Technology Agreement, nothing in the Stairmaster Technology Agreement shall be construed to create any liability to or any benefit for any person not a party to this Stairmaster Technology Agreement.

I. Successors and Assigns. This Stairmaster Technology Agreement is personal to Buyer and shall not be assigned by Buyer, except to an Affiliate of Buyer, with the written consent of Nautilus, which consent shall not be unreasonably withheld. Except as provided in the preceding sentence, none of the rights granted to Buyer under this Stairmaster Technology

Agreement are assignable, transferable, or sub-licensable in any way. Nautilus shall have the right to assign this Stairmaster Technology Agreement and its rights hereunder to a successor in interest.

J. Effective Date. This Stairmaster Technology Agreement shall be effective on the date of the last signature by the Parties as indicated on the signature page hereto (“Effective Date”).

K. Counterparts. This Stairmaster Technology Agreement may be executed in any number of counterparts, which together will constitute one instrument.

L. Independent Contractors. Buyer and Nautilus are independent contractors and are not the agent(s) of one another for any purpose. Neither Buyer nor Nautilus shall have any authority to bind or obligate one another.

M. Ethical Conduct. Buyer and Nautilus shall use the highest ethical standards in their business activities and shall each not do anything to bring the other into an unfavorable light.

N. Determining Time Periods. Time periods for Written Notice under this Stairmaster Technology Agreement, such as a time period for taking action upon Written Notice, shall not count the day the Written Notice is effective and shall end at midnight Vancouver, Washington time of the last day of the time period.

In agreement hereto the parties have signed below.

Xiamen World Gear Sports Goods Co., Ltd.	Nautilus, Inc.

(Buyer)	(Nautilus)

/s/ Michael Bruno	Kenneth L. Fish
Signature	Signature

Michael Bruno	Kenneth L. Fish
Printed Name	Printed Name

CEO	CFO
Title	Title

December 5, 2009	12/5/2009
Date	Date